Articles of Merger

                                       of

                            Ronden Acquisition, Inc.

                                  with and into

                           Ronden Vending Corporation

         Ronden Acquisition, Inc., a Florida corporation, and Ronden Vending Corp., a Florida corporation (collectively the "Constituent Corporations"), acting in compliance with the provisions ofss.607.1104 of the Florida Statutes, hereby certify as follows:

         1. A plan of merger has been approved by the board of directors of each of the Constituent Corporations. A copy of the Agreement and Plan of Merger, dated December 20, 1996, setting forth the terms of the merger, is attached hereto as Exhibit A and made a part hereof.

         2. The effective date of the merger shall the date these Articles of Merger are filed with the Florida Secretary of State.

         3. The merger was adopted and approved by the board of directors of each of the Constituent Corporations on December 30, 1996.

Effective: December 30, 1996.


                                      Ronden Vending Corp.



                                      By: /s/ G. David George
                                          ------------------
                                              G. David George
                                              Chief Executive  Officer


                                      Ronden Acquisition, Inc.


                                      By: /s/ G. David George
                                          ------------------
                                              G. David George, President